EXHIBIT 4.8

WARRANT AGREEMENT

between

IMPSAT FIBER NETWORKS, INC.

and

THE BANK OF NEW YORK,
as Warrant Agent

TABLE OF CONTENTS

Page

Parties	1
Recitals	1
ARTICLE I DEFINITIONS	1
SECTION 1.01. DEFINITIONS	1
SECTION 1.02. TERMS GENERALLY	4
SECTION 1.03. ACCOUNTING TERMS AND DETERMINATIONS	5
ARTICLE II ISSUANCE, EXECUTION AND TRANSFER OF WARRANT CERTIFICATES	5
SECTION 2.01. FORM OF WARRANT CERTIFICATES	5
SECTION 2.02. EXECUTION OF WARRANT CERTIFICATES	5
SECTION 2.03. ISSUANCE, DELIVERY AND REGISTRATION OF WARRANT CERTIFICATES	6
SECTION 2.04. TRANSFER AND EXCHANGE OF WARRANT CERTIFICATES	6
ARTICLE III WARRANT PRICE, EXPIRATION DATE AND EXERCISE OF WARRANTS	8
SECTION 3.01. WARRANT PRICE; EXPIRATION DATE	8
SECTION 3.02. EXERCISE OF WARRANTS; COMMON STOCK RECORD DATE	8
SECTION 3.03. NO FRACTIONAL SHARES TO BE ISSUED	10
SECTION 3.04. ACQUISITION OF WARRANTS BY THE COMPANY; CANCELLATION OF WARRANTS	11
ARTICLE IV ADJUSTMENT OF WARRANT PRICE, SHARES OF COMMON STOCK SUBJECT TO PURCHASE AND NUMBER OF WARRANTS	11
SECTION 4.01. ADJUSTMENT OF WARRANT PRICE	11
SECTION 4.02. ELECTION TO ADJUST WARRANTS INSTEAD OF SHARES PER WARRANT	17
SECTION 4.03. NO FRACTIONAL WARRANTS TO BE ISSUED	17
SECTION 4.04. RIGHTS UPON CONSOLIDATION, MERGER, SALE, TRANSFER OR RECLASSIFICATION	18
SECTION 4.05. COVENANT TO RESERVE SHARES FOR ISSUANCE ON EXERCISE	19
SECTION 4.06. CONDITION PRECEDENT TO REDUCTION OF WARRANT PRICE BELOW PAR VALUE OF SHARES OF COMMON STOCK; COMPLIANCE WITH GOVERNMENTAL REQUIREMENTS; SUSPENSION OF EXERCISE OF WARRANTS	20
SECTION 4.07. PAYMENT OF TAXES ON STOCK CERTIFICATES ISSUED UPON EXERCISE	20
SECTION 4.08. WARRANT AGENT NOT RESPONSIBLE FOR ADJUSTMENTS OR VALIDITY OF STOCK	20
SECTION 4.09. STATEMENTS ON WARRANTS	21
SECTION 4.10. NO DILUTION OR IMPAIRMENT	21
ARTICLE V OTHER PROVISIONS RELATING TO RIGHTS OF HOLDERS OF WARRANTS	21
SECTION 5.01. ENFORCEMENT OF RIGHTS	21
SECTION 5.02. NO RIGHTS AS STOCKHOLDERS	21
SECTION 5.03. MUTILATED OR MISSING WARRANT CERTIFICATES	22
SECTION 5.04. OBTAINING STOCK EXCHANGE LISTINGS	22
SECTION 5.05. RULES 144 AND 144A	22
SECTION 5.06. 1933 ACT AND APPLICABLE STATE SECURITIES LAWS	22
SECTION 5.07. OBTAINING OF GOVERNMENTAL APPROVALS	23
SECTION 5.08. DELIVERY OF PROSPECTUSES	23
ARTICLE VI OTHER COVENANTS OF COMPANY	23
SECTION 6.01. RESTRICTIONS ON PERFORMANCE	23

- i -

- ii -

WARRANT AGREEMENT

     THIS WARRANT AGREEMENT (this “Agreement”) dated as of March 25, 2003 between IMPSAT Fiber Networks, Inc., a Delaware corporation (including, on or after the effective date of the Plan, as defined herein, its successor, as reorganized pursuant to Chapter 11, Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”)) (the “Company”), and the Warrant Agent as defined herein.

     WHEREAS, a plan of reorganization under Chapter 11 of the Bankruptcy Code for the Company (the “Plan”) was confirmed on December 11, 2002 by order of the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), and has become effective; and

     WHEREAS, the Plan provides for the execution and delivery of this Agreement by the Company and the issuance of the Warrants (as defined herein) on the terms and subject to the conditions herein set forth.

     NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

     SECTION 1.01.      Definitions. As used in this Agreement, the following terms shall have the following respective meanings (all terms defined herein in the singular are to have the correlative meanings when used in the plural and vice versa):

     1933 Act: shall mean the Securities Act of 1933, as amended from time to time, or any successor statute, and the rules and regulations promulgated thereunder.

     Bankruptcy Code: shall have the meaning specified in the preamble.

     Bankruptcy Court: shall have the meaning specified in the recitals.

     Board of Directors: shall mean the Board of Directors of the Company.

     Business Day: shall mean any day of the week other than a Saturday, Sunday or a day on which commercial banks in New York City are authorized or required by law to remain closed.

     Case: shall mean the case filed in the Bankruptcy Court entitled In re IMPSAT Fiber Networks, Inc., Debtor Chapter 11 Case No. 02-12882 (REG) under the Bankruptcy Code.

     Cashless Exercise and Cashless Exercise Ratio: shall have the meanings specified in Section 3.02 herein.

     Commission: shall mean the U.S. Securities and Exchange Commission.

     Common Stock: shall mean the Company’s common stock, par value $0.01 per share, as constituted on the Distribution Date and any stock into which such common stock may thereafter be converted or changed, and also shall include any other common stock of the Company of any other class. References herein and in the Warrant to Common Stock outstanding “on a fully diluted basis” at any time means the number of shares of Common Stock then issued and outstanding, assuming full conversion, exercise and exchange of all Convertible Securities and Rights that are (or may become) exchangeable for, or exercisable or convertible into, Common Stock, including the Warrants.

     Company: shall have the meaning specified in the preamble.

     Control: shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Controlling and Controlled shall have meanings correlative thereto.

     Convertible Securities: shall mean evidences of indebtedness, interests other securities or rights that are exchangeable for or exercisable or convertible into shares of Common Stock, either immediately or upon the arrival of a specified date or the occurrence of a specified event.

     Distribution Date: shall mean the date of the original issuance of the Warrant hereunder, which shall be March 25, 2003.

     Exchange Act: means the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

     Exercise Date: shall have the meaning specified in Section 3.02(a).

     Expiration Date: shall mean 5:00 p.m., New York time, on the eighth anniversary of the Initial Exercise Date.

     Final Order: shall mean an order, judgment, ruling or other decree issued and entered by the Bankruptcy Court (as entered on the docket in the Case), or any state or federal court or other tribunal located in one of the states, territories, or possessions of the United States of America or the District of Columbia, which judgment, order or other decree has not been reversed, stayed, modified or amended, and as to which (x) the time to appeal or to seek review, rehearing or certiorari has expired and as to which no appeal or petition for review, rehearing or certiorari is pending or has been timely filed, or (y) any appeal that has been or may be taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

     GAAP: shall mean United States generally accepted accounting principles, consistently applied throughout the relevant period.

     HSR Act: shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     Initial Exercise Date: shall mean the date on which the Plan becomes effective pursuant to a Final Order of the Bankruptcy Court.

     Lien: shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

     Officer’s Certificate: shall have the meaning specified in Section 4.01(e).

     Option Plans: shall mean the Company’s 2003 Stock Option Plan and any stock option plan, stock grant plan, stock purchase, stock option or employment arrangement approved from time to time by the Board of Directors, and any modification, renewal or extension thereof if approved by the Board of Directors.

     Person: shall mean a natural person, a corporation, a partnership, a trust, a joint venture, a governmental authority or any other entity or organization.

     Plan: shall have the meaning specified in the recitals.

     Registration Rights Agreement: shall mean the Registration Rights Agreement, dated as of the date hereof, among the Company, IMPSAT S.A. and the holders listed on the signature pages thereto.

     Related Agreements: shall mean the Registration Rights Agreement, the certificate of incorporation of the Company and the by-laws of the Company.

     Rights: shall mean any rights, options or warrants to subscribe for or purchase, or any securities convertible into or exchangeable for, shares of Common Stock.

     Rule 144: shall mean Rule 144 (or any similar provision then in force) under the 1933 Act.

     Subsidiary: shall mean, with respect to any Person, (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person and/or by one or more of its Subsidiaries, or (b) any company, partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be directly or indirectly owned and controlled by such Person and/or by one or more of its Subsidiaries.

     Warrant Agent: shall mean The Bank of New York or any successor to it appointed pursuant to Section 7.02.

     Transfer Restricted Security: shall mean any Warrant (and any Warrant Stock underlying such Warrant) issued hereunder other than pursuant to the exemption from registration under the 1933 Act provided under Section 1145(a) of the Bankruptcy Code, until such security ceases to be a Transfer Restricted Security as provided under Section 2.04 hereof.

     Warrant Agent’s Office: shall mean, for so long as The Bank of New York shall be the Warrant Agent, the address specified in Section 8.03 and, thereafter, the office or agency maintained by the successor Warrant Agent in the Borough of Manhattan, New York, New York or the principal office of the successor Warrant Agent.

     Warrant Certificates: shall have the meaning specified in Section 2.01.

     Warrant Price: shall mean a price of $15.00 for each share of Common Stock issuable upon exercise of a Warrant, as adjusted pursuant to Article IV.

     Warrant Register: shall have the meaning specified in Section 2.03.

     Warrant Shares: shall have the meaning specified in Section 4.01(h).

     Warrant Stock: shall mean any shares of Common Stock issuable from time to time upon exercise of any Warrant.

     Warrants: shall mean the Warrants to purchase Common Stock, issued pursuant to this Agreement, up to an aggregate (as adjusted pursuant to Article IV) of 3,155,244 shares of Common Stock (which represents, as of the Distribution Date, 15% of the outstanding shares of Common Stock on a fully diluted basis), and any Warrant issued upon transfer, division or combination of, or in substitution for, any thereof.

     SECTION 1.02.      Terms Generally. The definitions of terms herein shall apply to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (c) all references herein to Articles, Sections (or subsections), Exhibits, Annexes and Schedules shall be construed to refer to Articles and Sections (or subsections) of, and Exhibits, Annexes and Schedules to, this Agreement or the Warrant, as the case may be, and (e) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     SECTION 1.03.      Accounting Terms and Determinations. Except as otherwise may be expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required hereby to be delivered to any Person shall be prepared, in accordance with GAAP.

ARTICLE II

ISSUANCE, EXECUTION AND TRANSFER OF WARRANT CERTIFICATES

     SECTION 2.01.      Form of Warrant Certificates. The Warrants shall be evidenced by certificates in definitive fully registered form (the “Warrant Certificates”) substantially in the form of Exhibit A hereto, and designated as Warrants to purchase Common Stock of IMPSAT Fiber Networks, Inc., and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required, in accordance with the advice of counsel to the Company, to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system, or to conform to customary usage, or as may, consistently herewith, be determined to be necessary or appropriate by the Company, as evidenced by the execution by the Company’s officers of the Warrant Certificates. The Warrant Certificates shall be in a machine printable format and in a form reasonably satisfactory to the Warrant Agent. Each Warrant Certificate shall evidence the right, subject to the provisions of this Agreement and of the Warrant Certificate, to purchase one share of Common Stock at the Warrant Price for each Warrant represented by such Warrant Certificate, subject to adjustment pursuant to the provisions of Article IV.

     SECTION 2.02.      Execution of Warrant Certificates. Each Warrant Certificate, whenever issued, shall be dated as of the date of countersignature thereof by the Warrant Agent (either upon initial issuance or upon exchange, substitution or transfer), shall be signed manually by, or bear the facsimile signature of, the Chairman of the Board, the Chief Executive Officer, the President or a Vice President of the Company, shall have the Company’s seal or a facsimile thereof affixed or imprinted thereon and shall be attested by the manual or facsimile signature of the Secretary or an Assistant Secretary of the Company. In case any officer of the Company whose manual or facsimile signature has been placed upon any Warrant Certificate shall have ceased to be such before such Warrant Certificate is issued, it may be issued with the same effect as if such officer had not ceased to be such at the date of issuance. Warrant Certificates shall be countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. Warrant Certificates may be countersigned by the Warrant Agent, with the same effect, notwithstanding that any Persons whose manual or facsimile signatures appear thereon as proper officers of the Company shall have ceased to be such officers at the time of such countersignature. Any Warrant Certificate may be signed on behalf of the Company by any Person who, at the actual date of the execution of such Warrant

Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Agreement any such Person was not such an officer.

     SECTION 2.03.      Issuance, Delivery and Registration of Warrant Certificates. The Company shall sign and deliver to the Warrant Agent, and the Warrant Agent shall, and the Company shall cause the Warrant Agent to, countersign and deliver to

     (a)  Nortel Networks Limited or its assignees, on the Distribution Date, two Warrant Certificates representing 953,689 Warrants and 1,714,286 Warrant, respectively;

     (b)  Sirti Argentina S.A. or its assignees, on the Distribution Date, 2 Warrant Certificates representing 238,045 Warrants and 82,276 Warrants, respectively;

     (c)  Citibank N.A. or its assignees, on the Distribution Date, Warrant Certificates representing 82,802 Warrants;

     (d)  Hughes Network Systems or its assignees, on the Distribution Date, Warrant Certificates representing 33,934 Warrants;

     (e)  DMC Stratex Networks, Inc. or its assignees, on the Distribution Date, Warrant Certificates representing 14,831 Warrants;

     (f)  Compaq Financial Services Argentina S.R.L. or its assignees, on the Distribution Date, Warrant Certificates representing 10,682 Warrants;

     (g)  El Camino Resources de America Latina, Inc. or its assignees, on the Distribution Date, Warrant Certificates representing 23,249 Warrants;

     (h)  Compaq Financial Services Ltda. or its assignees, on the Distribution Date, Warrant Certificates representing 1,450 Warrants; and

     The Warrant Agent shall, and the Company shall cause the Warrant Agent to, countersign and deliver Warrant Certificates upon exchange or transfer of or substitution for, one or more previously countersigned Warrant Certificates as hereinafter provided. The Warrant Agent shall maintain the Company’s books and records (the “Warrant Register”) for the registration of Warrant Certificates (including registration of the Warrant Certificates described above) and the registration of transfers of Warrant Certificates after the Distribution Date. The Company shall sign and deliver to the Warrant Agent an adequate supply of Warrant Certificates for the Warrant Agent to perform its obligations pursuant to this Section 2.03 hereof.

     SECTION 2.04.      Transfer and Exchange of Warrant Certificates.

     (a)      Notwithstanding anything to the contrary contained herein, neither any Warrant nor any Warrant Stock may be assigned or otherwise transferred to any Person unless such transfer is made pursuant to an effective registration statement or otherwise in accordance with the requirements of the 1933 Act and applicable state securities laws.

Until the Transfer Restricted Securities cease to be Transfer Restricted Securities as hereinafter provided, certificates evidencing Transfer Restricted Securities (and only such certificates) will bear a legend in substantially the following form:

THE ISSUANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR PURSUANT TO THE SECURITIES LAWS OF ANY STATE, AND SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND THE RULES AND REGULATIONS THEREUNDER OR AN EXEMPTION THEREFROM AND FROM ANY APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE THE BENEFITS OF A REGISTRATION RIGHTS AGREEMENT DATED AS OF MARCH 25, 2003, AMONG THE COMPANY, IMPSAT S.A., THE HOLDERS LISTED ON EXHIBIT A THERETO AND SUCH OTHER PARTIES WHO MAY BE MADE A SIGNATORY THERETO FROM TIME TO TIME, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

     The Company shall instruct the Warrant Agent in writing of the Warrants that should be so legended and shall supply the Warrant Agent with such legended Warrant Certificates. For purposes of this Agreement, any such securities shall cease to be Transfer Restricted Securities (i) when they have been sold or otherwise disposed of (unless such securities are thereby acquired and held by a Person who is an affiliate (within the meaning of Rule 144) of the Company) pursuant to an effective registration statement under the 1933 Act, including any such registration statement filed pursuant to the Registration Rights Agreement, (ii) when they may be distributed to the public pursuant to Rule 144 by a Person who is not an affiliate (within the meaning of Rule 144) of the Company, or (iii) when they have been distributed to the public pursuant to Rule 144.

     (b)        Subject to the first sentence of subsection (a) above, the Warrant Agent, from time to time, shall register the transfer of all or any whole number of Warrants covered by any outstanding Warrant Certificates in the Warrant Register upon surrender at the Warrant Agent’s Office of Warrant Certificates accompanied by a written instrument or instruments of transfer, the form of assignment set forth on the Warrant Certificate or any other form satisfactory to the Company and the Warrant Agent, duly executed by the registered Warrant holder or such holder’s attorney duly authorized in writing. Upon any such registration of transfer, a new Warrant Certificate shall be countersigned by the Warrant Agent and issued to the transferee and the surrendered Warrant Certificate shall promptly be canceled by the Warrant Agent. Warrant Certificates may be exchanged at the option of the holder thereof, upon surrender, properly endorsed by the registered holders, at the Warrant Agent’s Office, with written instructions, for other Warrant Certificates countersigned by the Warrant Agent representing in the aggregate the same number of Warrants. The Company or the Warrant Agent may require the payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any such exchange or transfer.

ARTICLE III

WARRANT PRICE, EXPIRATION DATE AND EXERCISE OF WARRANTS

     SECTION 3.01.      Warrant Price; Expiration Date. Each Warrant Certificate shall entitle the registered holder thereof, subject to the provisions thereof and of this Agreement, to purchase from the Company at any time commencing at the opening of business on the Initial Exercise Date and before 5:00 p.m., New York time, on the Expiration Date, one share of Common Stock for each of the Warrants specified therein, at the Warrant Price, subject to adjustment as provided in Article IV hereof, payable in full at the time of purchase. Each Warrant not exercised during the applicable period set forth above shall become void.

     SECTION 3.02.      Exercise of Warrants; Common Stock Record Date.

     (a)      Commencing at the opening of business on the Initial Exercise Date, Warrants may be exercised by the registered holders thereof as provided in this Section 3.02. To exercise any Warrant, the registered holder thereof (A) must surrender the Warrant Certificate evidencing such Warrant at the Warrant Agent’s Office with the Election to Exercise form set forth on the Warrant Certificate duly completed and executed by the registered holder thereof or such holder’s attorney duly authorized in writing, (B) must pay in full to the Warrant Agent for the account of the Company (i) in cash (including by wire transfer to an account designated by the Company), (ii) by certified or official bank check, (iii) by Cashless Exercise (as defined below) if otherwise in compliance with applicable law, or (iv) by any combination of the foregoing, the Warrant Price for each share of Common Stock as to which such Warrant is exercised and any applicable taxes that the Company is not required to pay as set forth in Section 4.07 or 7.01, (C) if applicable, must have satisfied any necessary filing requirements under the HSR Act, in respect of its acquisition of the shares of Common Stock upon such exercise and the waiting period under such HSR Act shall have expired or been terminated without objection to such acquisition, and (D) if such exercise would cause control of the Company to change for purposes of the rules, regulations and policies of the Federal Communications Commission (the “FCC”), must have received the consent or approval of the FCC to such change in control (which consent or approval the Company agrees to use its reasonable efforts to assist and cooperate with such registered holder in promptly seeking and obtaining). The date on which such holder satisfies all of those requirements is the “Exercise Date.” A “Cashless Exercise” shall mean an exercise of a Warrant in accordance with the immediately following two sentences. To effect a Cashless Exercise, the holder may exercise a Warrant or Warrants without payment of the Warrant Price in cash by surrendering such Warrant or Warrants (represented by one or more Warrant Certificates) and, in exchange therefor, receiving such number of shares of Common Stock equal to the product of (1) that number of shares of Common Stock for which such Warrant or Warrants are exercisable and which would be issuable in the event of an exercise with full payment in cash of the Warrant Price and (2) the Cashless Exercise Ratio (as defined below). The “Cashless Exercise Ratio” shall equal a fraction, the numerator of which is the excess of the current market price (calculated as set forth in Section 4.01(e) herein) per share of Common Stock on the date of exercise over the Warrant Price per share of Common Stock as of the date of exercise and the denominator of which is the current market price (calculated as set forth in Section 4.01(e) herein) per share of Common Stock on the date of exercise. A registered Warrant holder may exercise all or any number of whole Warrants represented by a Warrant Certificate. Upon surrender of a Warrant Certificate representing more than one Warrant in connection with a holder’s option to elect a Cashless Exercise, such holder must specify the number of Warrants for which such Warrant Certificate is to be exercised (without giving effect to such Cashless Exercise). All provisions of this Agreement shall be applicable with respect to a Cashless Exercise of a Warrant Certificate for less than the full number of Warrants represented thereby.

     (b)        Subject to the provisions of subsection (e) below and Section 4.07 hereof, as soon as practicable (and in any event within five (5) Business Days) after the Exercise Date, the Warrant Agent shall promptly requisition from the transfer agent of the Common Stock and deliver to or upon the order of such registered Warrant holder a certificate or certificates for the number of full shares of Common Stock to which such Warrant holder is entitled, registered in such name or names as may be directed by such holder (if other than to such registered holder, (i) to the extent such transfer is not validly restricted and (ii) upon payment of any transfer taxes that are required to be paid by such holder or its transferees in connection with any transfer by such registered holder), together with cash, as provided in Section 3.03 hereof, in respect of any fractional shares, and, if the number of Warrants represented by a Warrant Certificate shall not have been exercised in full, a new Warrant Certificate delivered to the holder of the Warrant Certificate or to such holder’s duly authorized assignee, countersigned by the Warrant Agent, for the number of Warrants remaining unexercised, together with cash, as provided in Section 4.03 hereof, in respect of the balance of any fractional Warrants represented by the surrendered Warrant Certificate. Any shares of Common Stock issued upon a Warrant holder’s exercise of any Warrant shall be validly authorized and issued,fully paid, non-assessable, free of preemptive rights and free from all taxes (other than those specified in clause (ii) above), liens, charges, security interests and claims created or incurred by the Company in respect of the issuance thereof.

     (c)      A Warrant shall be deemed to have been exercised immediately prior to the close of business on the Exercise Date. Each Person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares at the close of business on the Exercise Date, irrespective of the date of delivery of such share certificate, except that, if the Exercise

Date is a date when the stock transfer books of the Company are closed, such Person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open (whether before or after the Expiration Date).

     (d)        The Warrant Agent shall promptly notify both the Company and the transfer agent of the Common Stock in writing of any exercise of any Warrants, of the number of Warrants being exercised, the amount of money (if any) received by it upon the exercise of the Warrants and (after receipt, where applicable, from the Company of the Cashless Exercise Ratio) of the number of shares delivered upon the exercise of such Warrants, and shall pay to the Company within 72 hours after receipt by wire transfer or certified or official bank check payable to the order of the Company the amount of money received by it upon the exercise of Warrants (less any amount paid by the Warrant Agent in respect of a fractional share upon such exercise in accordance with Section 3.03 hereof). The Warrant Agent shall hold any proceeds collected and not yet paid to the Company in a federally insured escrow account. If there is a Cashless Exercise with respect to such Warrants, the Company shall promptly calculate and transmit notice to the Warrant Agent of the Cashless Exercise Ratio. A detailed accounting statement setting forth the number of Warrants exercised, the amount of funds received and the number of shares issued in connection with such exercise and all expenses incurred by the Warrant Agent as provided in this Agreement shall be transmitted to the Company on payment to the Company of the funds so received upon exercise. The Warrant Agent shall render to the Company a complete accounting setting forth the number of Warrants exercised, the identity of the Persons exercising such Warrants, the number of shares issued, the amounts distributed to the Company and all expenses incurred by the Warrant Agent as provided in this Agreement as of the Expiration Date.

     (e)        Subject to Section 8.06 hereof, if the Warrant Agent is instructed to deliver shares upon the exercise of Warrants or to deliver a Warrant Certificate representing unexercised Warrants, in either case registered in a name or names other than the name or names in which a Warrant Certificate tendered in connection with such exercise is registered, the Warrant Agent may require such documents, and such evidence of payment of applicable transfer taxes, as it may reasonably deem necessary to enable it to carry out the instructions of the bearer.

     (f)        The Warrant Agent may assume that any Warrant exercised is permitted to be exercised under applicable law and shall have no liability for acting in reliance upon such assumption.

     SECTION 3.03.      No Fractional Shares to Be Issued. Notwithstanding anything to the contrary contained in this Agreement, if the number of shares of Common Stock purchasable on the exercise of each Warrant is adjusted pursuant to the provisions of Section 4.02 hereof, the Company shall not be required to issue any fraction of a share of Common Stock or to distribute stock certificates that evidence fractional shares of Common Stock. If Warrant Certificates evidencing more than one Warrant shall be surrendered for exercise at one time by the same holder, the number of full shares that shall be issuable upon exercise thereof shall be computed on the basis of the aggregate number of Warrants so surrendered. If any fraction of a share of Common Stock would, except for the provisions of this Section 3.03, be issuable on the exercise of any Warrant or Warrants, the Company shall purchase such fraction for an amount in cash equal to the then-current market price of such fraction computed in accordance with Section 4.01(e) hereof (assuming, for the purpose of such computation, that the date of surrender of such Warrants to the Warrant Agent shall be the applicable record date referred to in Section 4.01(e)). The Warrant holders, by their acceptance of the Warrant Certificates, expressly waive their right to receive any fraction of a share of Common Stock (other than in cash as provided in this Section 3.03) or a stock certificate representing a fraction of a share of Common Stock.

     SECTION 3.04.      Acquisition of Warrants by the Company; Cancellation of Warrants. The Company shall have the right, except as limited by law or other agreement, to purchase or otherwise acquire Warrants at such times, in such manner and for such consideration as it may deem appropriate; provided that nothing herein shall provide the Company with the right to require any Person to sell or dispose of any Warrants. The Warrant Agent shall cancel any Warrant Certificate delivered to it for exercise, in whole or in part, or delivered to it for transfer, exchange, or substitution, and no Warrant Certificates shall be issued in lieu thereof unless such exercise, transfer, exchange or substitution is expressly permitted by the provisions of this Agreement. On request of the Company, the Warrant Agent shall deliver canceled Warrant Certificates held by it to the Company. If the Company shall acquire any of the Warrants, such acquisition shall not operate as a redemption or termination of the right represented by such Warrants unless and until the Warrant Certificates evidencing such Warrants are surrendered to the Warrant Agent for cancellation.

ARTICLE IV

ADJUSTMENT OF WARRANT PRICE, SHARES OF COMMON STOCK
SUBJECT TO PURCHASE AND NUMBER OF WARRANTS

     SECTION 4.01.      Adjustment of Warrant Price.

     The Warrant Price specified in Section 3.01 shall be subject to adjustment from time to time as follows:

     (a)      If the Company after the date hereof shall (i) pay a dividend or make a distribution in the form of Common Stock or other shares of capital stock of the Company to the holders of Common Stock, (ii) subdivide or split the outstanding shares of Common Stock into a larger number of shares of Common Stock, or (iii) combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in any such case the Warrant Price in effect immediately prior thereto shall be adjusted to a price obtained by multiplying such Warrant Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding prior to such action and the denominator shall be the number of shares of Common Stock outstanding after giving effect to such action. An adjustment made pursuant to clause (i) of this subsection (a) shall become effective retroactively immediately after the record date for such dividend or distribution, and an adjustment made pursuant to clause (ii) or (iii) of this subsection (a) shall become effective immediately after the effective date of such subdivision or combination.

     (b)        If the Company after the date hereof shall issue Rights to the holders of Common Stock or any class thereof entitling such holders (in the case of rights, options or warrants), for a period expiring within 45 days after the record date mentioned below, to subscribe for or purchase shares of Common Stock or any class thereof or (in the case of convertible or exchangeable securities) to convert such securities into, or exchange them for, shares of Common Stock or any class thereof, in each case, at a price per share of Common Stock (or, in the case of convertible or exchangeable securities, having an effective initial offering price per share of Common Stock, based upon (x) the initial offering price of such securities, (y) the initial conversion or exchange ratio of such securities and (z) any additional consideration initially payable upon conversion or exchange) less than the then-current market price per such share (as determined pursuant to subsection (e) below) (each, a “Below-Market Rights Issuance”) on the record date mentioned below, the Warrant Price in effect immediately prior thereto shall be adjusted to a price obtained by multiplying such Warrant Price by a fraction of which (i) the numerator shall be (A) the number of shares of Common Stock outstanding on such record date plus (B) the number of additional shares of Common Stock that the aggregate offering price of the total number of shares of Common Stock (or, in the case of convertible or exchangeable securities, that the aggregate effective initial offering price for the shares of Common Stock to be delivered upon conversion or exchange of such convertible or exchangeable securities, based upon (x) the initial offering price of such convertible or exchangeable securities, (y) the initial conversion or exchange ratio of such securities and (z) any additional consideration initially payable upon conversion or exchange) so to be offered would purchase at the then-current market price of the Common Stock, and (ii) the denominator shall be (A) the number of shares of Common Stock outstanding on such record date plus (B) the number of additional shares of Common Stock to be offered for subscription or purchase (or, as the case may be, into or for which the convertible or exchangeable securities so to be offered are initially convertible or exchangeable). Any such adjustments shall be made whenever such Rights are issued and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such Rights. Upon expiration of the period during which any such Rights may be exercised, any adjustment previously made pursuant to the foregoing provisions shall be recalculated to take into consideration only those Rights actually exercised during the applicable period for exercise and notice of any such further adjustment to the Warrant Price shall be given to Warrant holders as herein provided; provided, however, that no such readjustment shall have the effect of increasing the Warrant Price above the amount, or of decreasing the number of shares of Common Stock purchasable upon the exercise of Warrants below the number, in effect immediately prior to the adjustment to which such readjustment applies. The provisions of this Section 4.01(b) shall apply to Below-Market Rights Issuance to Persons other than the holders of Common Stock or any class thereof, provided, however, that references in this Section 4.01(b) (1) to current market price per share of Common Stock shall be to the product of (i) such current market price as determined pursuant to subsection (e) below and (ii) 0.85, (2) to rights, options or warrants shall be to all rights, options or warrants, without regard to their expiration date, and (3) to record date shall be to the date of issuance of the Rights.

     (c)      If the Company after the date hereof shall issue or distribute to the holders of Common Stock or any class thereof evidences of its indebtedness or assets (excluding any cash dividend or distribution paid out of retained earnings (as such term is used in GAAP)), Rights (other than Rights for which an adjustment to the Warrant Price is made pursuant to Section 4.01(b)), or shares of capital stock of any class (other than the Common Stock) or rights to subscribe therefor (such indebtedness, assets, Rights, shares and rights to subscribe therefor, a “Distribution”), in each such case the Warrant Price in effect immediately prior thereto shall be adjusted to a price obtained by multiplying such Warrant Price by a fraction of which (i) the numerator shall be (A) the then-current market price per share (determined as provided in subsection (e) below) of the Common Stock of each class of Common Stock, multiplied by the number of outstanding shares of such class, less (B) the then-current fair market value (as determined by the Board of Directors by a duly adopted resolution in its reasonable and good faith judgment whose determination shall be final and binding and shall be described in a statement filed with the Warrant Agent, a copy of which statement shall be sent by the Warrant Agent to the Warrant holders upon their written request) of the aggregate amount of the Distribution, and (ii) the denominator shall be (A) the then-current market price per share (determined as provided in subsection (e) below) of the Common Stock of each class of Common Stock, multiplied by the number of outstanding shares of such class, in each case, on the record date mentioned below. The Company shall provide the Warrant Agent with any indenture or other instrument defining the rights of the holders of any Distribution referred to in this subsection 4.01(c). Any such adjustment shall be made whenever any such Distribution is made and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such Distribution. Upon expiration of the period during which any rights or securities granted pursuant to this subsection (c) may be exercised, converted or exchanged, as the case may be, any adjustment previously made pursuant to the foregoing provisions shall be recalculated to take into consideration only those rights and securities actually exercised, converted and exchanged, as the case may be, during the applicable period for exercise, conversion and exchange, and notice of any such further adjustment to the Warrant Price shall be given to Warrant holders as herein provided.

     (d)      If the Company after the date hereof shall issue shares of Common Stock to the holders of Common Stock or any class thereof at a price per share of Common Stock less than the then-current market price per such share (as determined pursuant to subsection (e) below) (a “Below-Market Common Stock Issuance”) on the date the Company issues such additional shares, the Warrant Price in effect immediately prior thereto shall be adjusted to a price obtained by multiplying such Warrant Price by a fraction of which (i) the numerator shall be (A) the number of shares of Common Stock outstanding on the date of issuance of such additional shares of Common Stock plus (B) the number of additional shares of Common Stock that the aggregate consideration received for the issuance of such additional shares would purchase at the then-current market price of the Common Stock, and (ii) the denominator shall be the number of shares of Common Stock outstanding immediately after the issuance of such additional shares. The provisions of this Section 4.01(d) shall apply to Below-Market Common Stock Issuance to Persons other than the holders of Common Stock or any class thereof, provided, however, that references in this Section 4.01(d) to current market price per share of Common Stock shall be to the product of (i) such current market price as determined pursuant to subsection (e) below and (ii) 0.85.

     (e)      The current market price per share of any class of Common Stock on any date shall be deemed to be the average of the daily mean between the high and low sales prices, regular way, of the shares of such class of Common Stock on the exchange on which such shares are listed as specified below for the twenty consecutive Trading Days (as defined below) preceding such date. If there shall not have been a sale, regular way, on any such Trading Day, the mean of the last reported bid and asked quotations regular way on the exchange specified below on such day shall be deemed to be the only sale price. The exchange specified for purposes of this subsection (e) shall be: (i) the New York Stock Exchange, Inc. or the Nasdaq National Market; or (ii) if the shares of the applicable class of Common Stock are not listed thereon, then that national securities exchange on which the applicable class of Common Stock is listed having the largest volume of trading in the applicable class of Common Stock during the calendar year or portion thereof next preceding such computation; provided, however, that if the shares of the applicable class of Common Stock shall not be listed on any such exchange on any such twenty Trading Days, the average of the closing high bid and low asked prices for the applicable class of Common Stock in the over-the-counter market on each Trading Day on which such shares are not so listed, as reported by the National Association of Securities Dealers Automatic Quotation System or, if not so reported, then as reported by the National Quotation Bureau Incorporated, or if such organization is not in existence, by an organization providing similar services (as determined by the Board of Directors of the Company), shall be deemed to be the only sale price on such Trading Day); or (iii) if the shares of the applicable class of Common Stock shall not be so reported on any of such Trading Days, then the current market price per share of such class shall be the fair market value thereof as determined in the reasonable and good faith judgment of the Board of Directors whose determination shall be final and binding and shall be described in a statement filed with the Warrant Agent. For the purpose of this subsection (e), “Trading Day” shall mean a day on which the securities exchange specified for purposes of this subsection (e) shall be open for business or, if the shares of the applicable class of Common Stock shall not be listed on such exchange for such period, a day with respect to which quotations of the character specified for purposes of this subsection (e) shall be reported.

     (f)      In any case in which this Section 4.01 shall require that an adjustment be made retroactively immediately following a record date, the Company may elect to defer (but only until five Business Days following the filing by the Company with the Warrant Agent of a certificate signed by the Chairman of the Board, Chief Executive Officer, the President or any Vice President of the Company (an “Officer’s Certificate”) as required in subsection (i) of this Section 4.01) issuing to the holder of any Warrant exercised after such record date the shares of Common Stock issuable upon such exercise in excess of the shares of Common Stock issuable upon such exercise prior to such adjustment.

     (g)      No adjustment shall be required unless such adjustment would require an increase or decrease in the Warrant Price then subject to adjustment of at least one percent (1%) of such Warrant Price; provided, however, that any adjustments that are not made by reason of this subsection (g) shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4.01 shall be made to the nearest thousandth of a cent. If any action would require adjustment of the Warrant Price or the property into which Common Stock is convertible or exchangeable pursuant to more than one of the provisions described in this Article IV in a manner such that such adjustments are duplicative, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to the holders of the Warrants.

     (h)      Unless the Company shall have exercised its election as provided in Section 4.02, upon each adjustment of the Warrant Price as a result of the calculations made in this Section 4.01(a), (b), (c) and (d), the number of shares of Common Stock purchasable upon exercise of a Warrant (the “Warrant Shares”) shall be increased to the product (calculated by the nearest thousandth) obtained by multiplying the number of shares of Common Stock purchasable upon exercise of the Warrants immediately prior to such adjustment by a fraction, the numerator of which shall be the Warrant Price in effect immediately prior to such adjustment and the denominator of which shall be the Warrant Price in effect immediately after such adjustment.

     (i)      Whenever an adjustment in the Warrant Price is made as required or permitted by the provisions of Sections 4.01 of this Agreement, the Company shall promptly file with the Warrant Agent an Officer’s Certificate setting forth the adjusted Warrant Price as provided in this Section 4.01 and either the adjusted number of Warrants Shares as provided in this Section 4.01 or the adjusted number of outstanding Warrants as provided in Section 4.02, and setting forth in reasonable detail the facts requiring such adjustment and the computation thereof (and the number of shares of Common Stock (or portions thereof) subject to purchase upon exercise of a Warrant after such adjustment), and shall promptly mail or cause to be mailed a notice of such adjustment to each registered Warrant holder at such holder’s last address as the same appears on the Warrant Register. The Warrant Agent shall be under no duty or responsibility with respect to any such certificate except to exhibit the same to any holder of Warrants desiring inspection thereof. The Warrant Agent shall not be deemed to have knowledge of such adjustment unless and until such certificate shall have been delivered to it in accordance with Section 8.03. Upon the written request of any registered Warrant holder, the Company shall also promptly deliver a copy of such certificate to the Company’s transfer agent.

     (j)        In case:

(1) the Company shall declare a dividend (or any other distribution) on shares of Common Stock or any class thereof; or

(2) the Company shall authorize the granting to the holders of shares of Common Stock or any class thereof of rights to subscribe for or purchase any shares of capital stock of any class or of any other right; or

(3) of any reclassification of shares of Common Stock or any class thereof (other than a subdivision or combination of outstanding shares of Common Stock or any class thereof) or of any consolidation or merger to which the Company is a party and, in each case, for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company (which requires such approval); or

(4) of the voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall cause to be filed with the Warrant Agent, and shall cause to be mailed to the holders of the Warrants, at their last addresses as they shall appear upon the Warrant Register, at least 20 days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights, or, if a record is not to be taken, the date as of which the holders of Common Stock (or any class thereof) entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and, if applicable, the date as of which it is expected that holders of Common Stock (or any class thereof) of record shall be entitled to exchange their shares of Common Stock for securities or other property (including cash) deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up; provided, however, that a failure to give any such notice, or any defect therein, shall not affect the validity of the proceedings referred to in clauses (1), (2), (3) or (4) above.

     (k)      The Company shall be entitled, but not required, to make such reductions in the Warrant Price, in addition to those required by this Section 4.01, as it in its discretion shall determine to be advisable (as evidenced in a duly adopted resolution of the Board of Directors), including in order that any dividend in or distribution of shares of Common Stock (or any class thereof) or shares of capital stock of any class other than Common Stock, subdivision, reclassification or combination of shares of Common Stock, issuance of Rights, or any other transaction having a similar effect, shall not be treated as a distribution of property by the Company to its stockholders under Section 305 of the Internal Revenue Code of 1986, as amended or any successor provision and shall not be taxable to them.

     (l)      Notwithstanding anything to the contrary contained in this Agreement, no adjustment to the Warrant Price or in the number of outstanding Warrants shall be made as a result of, or in connection with (i) the issuance of options or rights to purchase Common Stock issued to directors, officers or employees of the Company or its Subsidiaries pursuant to any Option Plan, or (ii) the issuance of shares of Common Stock or other securities issued by the Company pursuant to and in accordance with the Plan.

     SECTION 4.02.      Election to Adjust Warrants Instead of Shares Per Warrant. The Company may elect, on or after the date of any adjustment of the Warrant Price pursuant to Section 4.01 hereof, to increase the number of Warrants outstanding in substitution for any adjustment in the number of Warrant Shares pursuant to Section 4.01(h). The aggregate Warrants outstanding immediately after such adjustment in the number of Warrants shall be exercisable for the same number of shares of Common Stock for which the aggregate Warrants outstanding immediately prior to such adjustment would have been exercisable had the Company instead elected to adjust the number of Warrant Shares pursuant to Section 4.01(h). Each Warrant held of record prior to such adjustment of the number of Warrants shall become that number of Warrants (calculated to the nearest thousandth) obtained by (i) multiplying the number of Warrants held of record prior to adjustment of the number of Warrants by the Warrant Price in effect prior to adjustment of the Warrant Price pursuant to Section 4.01 hereof, and (ii) dividing the product so obtained by the Warrant Price in effect after adjustment of the Warrant Price pursuant to Section 4.01 hereof. The Warrant Price shall remain unchanged by any adjustment to the number of outstanding Warrants pursuant to this Section 4.02. The Company shall make a public announcement of its election to adjust the number of Warrants, indicating the record date for the adjustment, and, if known at the time, the amount of the adjustment to be made. The record date may be the date on which the Warrant Price is adjusted or any day thereafter, but shall not be less than 10 or more than 30 days later than the date of public announcement. Upon each adjustment of the number of Warrants pursuant to this Section 4.02, the Company shall cause the Warrant Agent, as promptly as practicable, to distribute to holders of record of the Warrant Certificates on such record date either (i) Warrant Certificates evidencing, subject to Section 4.03, any additional Warrants to which such holders shall be entitled as a result of such adjustment, or (ii) at the option of the Company, in substitution and replacement for the Warrant Certificates held by such holders prior to the date of adjustment, and upon surrender thereof (if required by the Company), new Warrant Certificates evidencing all the Warrants to which such holders shall be entitled after such adjustment. Warrant Certificates to be so distributed shall be issued, executed and countersigned in the manner specified in this Agreement (but shall bear, if the Company elects to replace Warrant Certificates pursuant to clause (ii) above, the Warrant Price as adjusted pursuant to Section 4.01 hereof), shall represent the same class of Warrants as was represented by the Warrant Certificates so surrendered and shall be registered in the names of the holders of record of the Warrant Certificates on the record date specified in the public announcement.

     For the purposes of this Section 4.02, “public announcement” shall mean publication at least once in a newspaper printed in the English language and customarily published at least once a day for at least five days in each calendar week and of general circulation in the Borough of Manhattan, New York, New York.

     SECTION 4.03.      No Fractional Warrants to Be Issued. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to issue fractions of Warrants on any distribution of Warrants to Warrant holders pursuant to Section 4.02 hereof or otherwise or to distribute Warrant Certificates that evidence fractional Warrants. If any fraction of a Warrant would, except for the provisions of this Section 4.03, be issuable upon an adjustment of the Warrant Price and distribution of Warrants pursuant to Section 4.02 hereof or otherwise, the Company shall purchase such fraction for an amount in cash equal to the then-current market value of such fraction computed in accordance with Section 4.01(e) hereof (with respect to the current market price of the Warrant rather than the per share current market price of the Common Stock and assuming, for the purpose of such computation, that the effective date of such adjustment of the Warrant Price, or such other relevant date, shall be the applicable record date referred to in Section 4.01(e)). The Warrant holders, by their acceptance of the Warrant Certificates, expressly waive their right to receive any fraction of a Warrant (other than in cash as provided in this Section 4.03) or a Warrant Certificate representing a fraction of a Warrant upon the adjustment thereof in accordance with this Article IV or otherwise.

     SECTION 4.04.      Rights Upon Consolidation, Merger, Sale, Transfer or Reclassification.

     (a)      In case of any reclassification or change of the shares of Common Stock issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or as a result of a subdivision or combination), any consolidation of the Company with or merger of the Company into another Person, any merger of another Person into the Company (other than a merger or consolidation that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company) or any lease, sale or conveyance to another Person of the property of the Company as an entirety or substantially as an entirety in one or a series of related transactions, lawful provision shall be made as part of the terms of such transaction or transactions and as a condition thereto, and in a supplemental agreement hereto, whereby the holder of each Warrant then outstanding shall have the right thereafter (until the Expiration Date) to receive, upon exercise thereof, in lieu of each share of Common Stock deliverable upon such exercise immediately prior to such event, the kind and amount of shares and/or other securities and/or property and/or cash receivable upon such reclassification, consolidation, merger, lease, sale or conveyance by a holder of one share of Common Stock, including provisions pursuant to subsection (f) below.

     (b)      In case of any liquidation, dissolution or winding up of the affairs of the Company, the Company shall, subject to applicable law, make prompt, proportionate, equitable, lawful and adequate provision as part of the terms of such dissolution, liquidation or winding up such that the holder of a Warrant may thereafter receive, on exercise of such Warrant, in lieu of each share of Common Stock of the Company which such holder would have been entitled to receive upon exercise of such Warrant, the same kind and amount of any stock, securities or assets as may be issuable, distributable or payable on any such dissolution, liquidation or winding up with respect to each share of Common Stock of the Company; provided, however, that in the event of any such dissolution, liquidation or winding up, the right to exercise the Warrants shall terminate on a date fixed by the Company, such date to be not earlier than the 60th day next succeeding the date on which notice of such termination of the right to exercise the Warrants has been given by mail to the holders thereof in accordance with Section 4.01(i).

     (c)       Any supplemental agreement entered into pursuant to Section 4.04(a) shall, as applicable, state the Warrant Price in terms of one full share of Common Stock of the Company or one full share of the common stock of any successor, leasing or purchasing Person.

     (d)      The above provisions of this Section 4.04 shall similarly apply, mutatis mutandis, to successive reclassifications and changes of shares of Common Stock and to successive consolidations, mergers, leases, sales or conveyances.

     (e)       Notice of the execution of any supplemental agreement entered into pursuant to Section 4.04(a) shall be mailed by the Company to registered holders of Warrants as soon as practicable after the execution of such supplemental agreement.

     (f)       In the event that at any time as a result of the provisions of this Section 4.04, the holder of any Warrant thereafter surrendered for exercise shall become entitled to receive any shares or other securities other than shares of Common Stock, thereafter the price or prices of such other shares or other securities so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions of Article IV with respect to Common Stock, and the provisions of the other Articles of this Agreement (including Article III) with respect to Common Stock shall apply on like terms to any such other shares or other securities.

     SECTION 4.05.      Covenant to Reserve Shares for Issuance on Exercise. The Company covenants that it will at all times reserve and keep available free of preemptive or similar rights out of its authorized and unissued Common Stock, solely for the purpose of issue upon exercise of Warrants as herein provided, the full number of shares of Common Stock, if any, then issuable if all outstanding Warrants then exercisable were to be exercised. The Company covenants that all shares of Common Stock which shall be so issuable shall be duly and validly issued, fully paid and non-assessable and shall not be subject to preemptive or similar rights, and shall be free from taxes, liens, charges or security interests thereto (other than those created by holders of the Warrants or by former holders of the Warrants in their capacity as such holders) the Company and entitled to the benefit of the Registration Rights Agreement as provided therein.

     The Company hereby authorizes and directs its current and future transfer agents for the Common Stock and for any shares of the Company’s capital stock issuable upon the exercise of any of the Warrants at all times to reserve such number of authorized shares as shall be requisite for such purpose. The Warrant Agent is hereby authorized to requisition from time to time from any such transfer agents stock certificates required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement, and the Company hereby authorizes and directs such transfer agents to comply with all such requests of the Warrant Agent. The Company will supply such transfer agents with duly executed stock certificates for such purposes and will provide or otherwise make available any cash which may be payable as provided in this Article IV. Promptly after the Expiration Date, the Warrant Agent shall certify to the Company the aggregate number of Warrants then outstanding, and thereafter no shares shall be reserved in respect of such Warrants.

     SECTION 4.06.      Condition Precedent to Reduction of Warrant Price Below Par Value of Shares of Common Stock; Compliance with Governmental Requirements; Suspension of Exercise of Warrants. Before taking any action that would cause an adjustment reducing the Warrant Price to below the then par value of any of the shares of Common Stock issuable upon exercise of the Warrants, the Company will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of such Common Stock at such adjusted Warrant Price.

     The Company covenants that if any shares of Common Stock required to be reserved for purposes of exercise of Warrants require, under any federal or state law or rule or regulation of any national securities exchange or market, registration with or approval of any governmental authority, or listing on any national securities exchange or market before such shares may be issued upon exercise, the Company will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered, approved or listed on the relevant national securities exchange or market, as the case may be; provided, however, that in no event shall such shares of Common Stock be issued, and the Company is hereby authorized to suspend the exercise of all Warrants, for the period during which such registration, approval or listing is required but not in effect.

     SECTION 4.07.      Payment of Taxes on Stock Certificates Issued upon Exercise. The initial issuance or delivery of certificates of Common Stock upon the exercise of Warrants shall be made without charge to the exercising Warrant holders for any transfer, stamp or similar tax or for any other governmental charges that may be imposed in respect of the issuance or delivery of such stock certificates, and such stock certificates shall be issued in the respective names of, or in such names as may be directed by, the registered holders of the Warrants exercised; provided, however, that the Company shall not be required to pay any tax or such other charges that may be payable in respect of any transfer involved in the issuance and delivery of any such stock certificate, any Warrant Certificates or other securities in a name other than that of the registered holder of the Warrant Certificate surrendered upon exercise of the Warrant, and the Company shall not be required to issue or deliver such certificates or other securities unless and until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

     SECTION 4.08.      Warrant Agent Not Responsible for Adjustments or Validity of Stock. The Warrant Agent shall not at any time be under any duty or responsibility to any Warrant holder to determine whether any facts exist that may require an adjustment of the Warrant Price, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed herein or in any supplemental agreement in making the same. The Warrant Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or upon any adjustment pursuant to this Article IV, and it makes no representation with respect thereto. The Warrant Agent shall not be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property upon the surrender of any Warrant for the purpose of exercise or upon any adjustment pursuant to this Article IV, or to comply with any of the covenants of the Company contained in this Article IV.

     SECTION 4.09.      Statements on Warrants. The form of Warrant Certificate need not be changed because of any adjustment made pursuant to this Article IV, and Warrant Certificates issued after such adjustment may state the same Warrant Price and the same number of shares of Common Stock as are stated in the Warrant Certificates initially issued pursuant to this Agreement. The Company, however, may at any time in its sole discretion (which shall be conclusive) make any change in the form of Warrant Certificate that it may deem appropriate and that does not affect the substance thereof; and any Warrant Certificate thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant Certificate or otherwise, may be in the form as so changed.

     SECTION 4.10.      No Dilution or Impairment.

     The Company shall not participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company.

ARTICLE V

OTHER PROVISIONS RELATING TO RIGHTS OF HOLDERS OF WARRANTS

     SECTION 5.01.      Enforcement of Rights. Notwithstanding any of the provisions of this Agreement, without the consent of the Warrant Agent, the holder of any Warrant may, in and for his, her or its own behalf, enforce, and may institute and maintain any suit, action or proceeding against the Company suitable to enforce, his, her or its right to exercise the Warrant or Warrants evidenced by such holder’s Warrant Certificate in the manner provided in such Warrant Certificate and in this Agreement. Because a breach of the provisions of this Agreement could not adequately be compensated by money damages, holders of Warrants shall be entitled, in addition to any other right or remedy available to them, to an injunction restraining such breach or a threatened breach and to specific performance of any such provision of this Agreement, and in either case no bond or other security shall be required in connection therewith, and the parties hereby consent to the issuance of such injunction and to the ordering of specific performance by a court of competent jurisdiction.

     SECTION 5.02.      No Rights as Stockholders. Nothing contained in this Agreement or in any Warrant Certificate shall be construed as conferring, prior to the date of exercise of such Warrant, on the holder of any Warrant or its transferee any rights whatsoever as a stockholder of the Company, either at law or equity, including but not limited to the right to vote at, or to receive notice of, any meeting of stockholders of the Company; nor shall any such holder, by reason of the ownership or possession of a Warrant or the Warrant Certificate representing the same, either at, before or after exercising such Warrant, have any right to receive any cash dividends, stock dividends, allotments or rights, or other distributions (except as specifically provided herein), paid, allotted or distributed or distributable to the stockholders of the Company as stockholders of the Company prior to the date of the exercise of such Warrant.

     SECTION 5.03.      Mutilated or Missing Warrant Certificates. If any Warrant Certificate is lost, stolen, mutilated or destroyed, the Company shall issue or cause to be issued, and the Warrant Agent shall countersign, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen, mutilated or destroyed, upon receipt of a proper affidavit or other evidence satisfactory to the Company and the Warrant Agent (and surrender of any mutilated Warrant Certificate) and indemnity in form and amount reasonably satisfactory to the Company and the Warrant Agent in each instance protecting the Company and the Warrant Agent, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants as the Warrant Certificate so lost, stolen, mutilated or destroyed. Any such new Warrant Certificate shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant Certificate shall be at any time enforceable by anyone. An applicant for such a substitute Warrant Certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company or the Warrant Agent may prescribe.

     SECTION 5.04.      Obtaining Stock Exchange Listings. The Company will from time to time take all action which may be necessary so that the shares of Common Stock issuable upon the exercise of Warrants, immediately upon such issuance, will be listed on the principal securities exchanges and markets within the United States or Canada (including the Nasdaq National Market), if any, on which other shares of Common Stock are then listed or quoted.

     SECTION 5.05.      Rules 144 and 144A. While any Warrants remain outstanding, the Company covenants that it shall file the reports required to be filed by it under the Exchange Act, and the rules and regulations adopted by the Commission thereunder, in a timely manner in accordance with the requirements of the Exchange Act. If at any time the Company is not required to file such reports, it will distribute to each holder or beneficial owner of Warrants that are “restricted securities” within the meaning of Rule 144 and are not saleable in full under paragraph (k) of Rule 144, such information as is necessary to permit sales pursuant to Rule 144A under the 1933 Act.

     SECTION 5.06.      1933 Act and Applicable State Securities Laws. The Company shall comply with all applicable laws, including the 1933 Act and any applicable state securities laws, in connection with the offer and sale of Common Stock (and other securities and property deliverable) upon exercise of the Warrants.

     SECTION 5.07.      Obtaining of Governmental Approvals. In the event that the Warrants are registered pursuant to an effective registration statement under the 1933 Act, the Company will from time to time take all action required to be taken by it which may be necessary to obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities and securities acts filings under United States federal and state laws, if applicable, and the rules and regulations of all stock exchanges on which the Warrants are listed which may be or become requisite in connection with (i) the issuance, sale, transfer, and delivery to the Company of the Warrant Certificates, (ii) the exercise of the Warrants or (iii) the issuance, sale, transfer and delivery by the Company of the shares of Common Stock issued upon the exercise of the Warrants.

     SECTION 5.08.      Delivery of Prospectuses. If, and to the extent that, the Company may be required by the 1933 Act or any other applicable federal or state law to furnish a prospectus to Warrant holders upon their exercise of Warrants, the Company shall cause to be kept, either at the Warrant Agent’s Office or at such other location designated by the Company, sufficient quantities of such prospectuses for delivery to Warrant holders upon their exercise of Warrants, and shall deliver such prospectuses or cause such prospectuses to be delivered to such Warrant holders together with the shares of Common Stock or other securities receivable by such Warrant holders upon their exercise of Warrants.

ARTICLE VI

OTHER COVENANTS OF COMPANY

          The Company agrees with each of the Warrant holders, for so long as the Warrants shall be outstanding, as follows:

     SECTION 6.01.      Restrictions on Performance.

     The Company shall not at any time enter into any agreement or other instrument that would make the performance of the Company’s obligations under this Agreement, including the issuance of Warrant Stock upon the exercise of the Warrant, a breach of or default under such agreement or instrument.

     SECTION 6.02.      Modification of Related Agreements.

     The Company shall not amend, or consent to any modification, supplement or waiver of any provision of any Related Agreements after the date hereof, which modification, supplement or waiver would (a) restrict the transferability of the Warrant or (unless the restriction applies to the Common Stock in addition to the Warrant Stock) of the Warrant Stock, (b) restrict the transferability of the rights of a holder under this Agreement to any transferee of all or a portion of such holder’s Warrants or (c) require any consent or other approval of any Person to the exercise of the Warrant or the issuance Warrant Stock upon such exercise.

ARTICLE VII

CONCERNING THE WARRANT AGENT

     SECTION 7.01.      Payment of Certain Taxes. The Company will from time to time promptly pay all transfer, stamp or similar taxes and all other governmental charges that may be imposed upon the Company or otherwise in respect of the initial issuance of the Warrants and the initial issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer, stamp or similar taxes or other governmental charges in respect of any transfer of the Warrants or of such shares effected by any holder thereof.

     SECTION 7.02.       Change of Warrant Agent.

     (a)        The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder (except liabilities arising as a result of the Warrant Agent’s own negligence, willful misconduct or bad faith) after giving 30 days’ notice in writing to the Company, except that such shorter notice may be given as the Company shall, in writing, accept as sufficient. At least 15 days prior to the date such resignation is to become effective, the Warrant Agent shall cause a copy of such notice of resignation to be mailed to the registered holder of each Warrant Certificate. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by the registered holder of any Warrant Certificate, then the Warrant Agent or the registered holder of any Warrant Certificate may apply, at the expense of the Company, to any court of competent jurisdiction for the appointment of a new Warrant Agent.

     (b)        The Warrant Agent may be removed by the Company at any time upon 30 days’ written notice to the Warrant Agent; provided, that the Warrant Agent shall not be removed until a successor Warrant Agent meeting the qualifications hereof shall have been appointed.

     (c)      Any successor Warrant Agent, whether appointed by the Company or by a court, shall be a corporation or banking association organized, in good standing and doing business under the laws of the United States of America or any state thereof or the District of Columbia, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority and having a combined capital and surplus of not less than $10,000,000. The combined capital and surplus of any such successor Warrant Agent shall be deemed to be the combined capital and surplus as set forth in the most recent report of its condition published prior to its appointment pursuant to law or to the requirements of a federal or state supervising or examining authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further assurance, conveyance, act or deed; provided, however, that in no event shall any successor Warrant Agent be liable for any breach, default or failure of performance by the predecessor Warrant Agent of any covenant or obligation under this Agreement existing on the date the successor Warrant Agent assumes authority pursuant to this Section 7.02. If for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent, the Company shall make, execute, acknowledge and deliver any and all instruments in writing to more fully and effectively vest in and confirm to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations. Upon assumption by a successor Warrant Agent of the duties and responsibilities hereunder, the predecessor Warrant Agent shall, upon payment of its charges hereunder, deliver and transfer, at the expense of the Company, to the successor Warrant Agent any property at the time held by it hereunder and, if for any reason it becomes necessary or expedient to have the former Warrant Agent execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the former Warrant Agent. As soon as practicable after such appointment, the Company shall give notice thereof to the predecessor Warrant Agent, the registered holders of the Warrants and each transfer agent for the shares of its Common Stock. Failure to give such notice, or any defect therein, shall not affect the validity of the appointment of the successor Warrant Agent.

     (d)        Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation or banking association succeeding to all or substantially all the stock transfer business of the Warrant Agent, meeting the requirements for successor Warrant Agents under Section 7.02(c) hereunder (including execution of an instrument to assume the duties and responsibilities of a Warrant Agent hereunder), shall be the successor Warrant Agent under this Agreement without any further act, provided that such corporation is eligible for appointment as a successor to the Warrant Agent. Any such successor Warrant Agent shall promptly cause notice of its succession as Warrant Agent to be mailed to the Company and to the registered holder of each Warrant Certificate. In case at the time such successor Warrant Agent shall succeed to the agency created by this Agreement, any of the Warrant Certificates shall have been countersigned but not delivered, any such successor Warrant Agent may adopt the countersignature of the original Warrant Agent and deliver such Warrant Certificates so countersigned, and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent; and in all such cases Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

     (e)        In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent may adopt the countersignatures under its prior name and deliver such Warrant Certificates so countersigned; and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name; and in all such cases such Warrant Certificates shall have the full force provided in the Warrant Certificates and in this Agreement.

     SECTION 7.03.      Compensation; Further Assurances. The Company agrees (i) that it will pay the Warrant Agent such fees as shall have been agreed in writing between the Company and the Warrant Agent for its services as Warrant Agent hereunder and, except as otherwise expressly provided, will pay or reimburse the Warrant Agent upon demand for all reasonable expenses, disbursements and advances incurred or made by the Warrant Agent in accordance with any of the provisions of this Agreement (including the reasonable compensation, expenses and disbursements of its agents and counsel) except any such expense, disbursement or advance as may arise from its or any of their gross negligence, willful misconduct or bad faith; and (ii) that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement. The provisions of this section shall survive the expiration of the Warrants and the termination of this Agreement.

     SECTION 7.04.      Reliance on Counsel. The Warrant Agent may consult with legal counsel of its selection (who may be legal counsel for the Company), and the opinion or advice of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in good faith and in accordance with such written opinion or advice, provided that such counsel shall be reasonably acceptable to the Company.

     SECTION 7.05.      Proof of Actions Taken. Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any matter be proved or established by the Company prior to taking or suffering or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of bad faith on the part of the Warrant Agent, be deemed to be conclusively proved and established by an Officer’s Certificate delivered to the Warrant Agent; and such Officer’s Certificate shall, in the absence of bad faith on the part of the Warrant Agent, be full authority to the Warrant Agent for any action taken, suffered or omitted in good faith by it under the provisions of this Agreement in reliance upon such certificate; but in its discretion the Warrant Agent may in lieu thereof accept other evidence of such fact or matter or may require such further or additional evidence as to it may deem reasonable.

     SECTION 7.06.      Correctness of Statements. The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrant Certificates (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by the Company only.

     SECTION 7.07.      Validity of Agreement. The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (other than such execution and delivery by the Warrant Agent) or in respect of the validity or execution of any Warrant Certificates (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant Certificate; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrants or as to whether any shares of Common Stock will, when issued, be validly issued and fully paid and nonassessable, nor shall the Warrant Agent be responsible for the legality of the terms hereof in its capacity as an administrative agent.

     SECTION 7.08.      Use of Agents. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents and shall not be liable for the acts or omissions of any such agents or attorneys appointed with due care hereunder.

     SECTION 7.09.      Liability of Warrant Agent. The Warrant Agent shall incur no liability or responsibility to the Company or to any holder of Warrants for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties. The Company agrees to indemnify the Warrant Agent and hold it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees and expenses, for anything done or omitted in good faith by the Warrant Agent in the execution of this Warrant Agreement, except as a result of the Warrant Agent’s gross negligence or willful misconduct or bad faith. The provisions of this Section 7.09 shall survive the expiration of the Warrants and the termination of this Agreement.

     SECTION 7.10.      Legal Proceedings; Expenses. The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more holders of Warrants shall furnish the Warrant Agent with security and indemnity satisfactory to it for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without any such security or indemnity.

     SECTION 7.11.      Other Transactions in Securities of the Company. The Warrant Agent in its individual or any other capacity may become the owner of the Warrants or other securities of the Company, or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Warrant Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company, for any committee or body of holders of shares, securities or other obligations of the Company or for any other legal entity.

     SECTION 7.12.      Actions as Agent. The Warrant Agent shall act hereunder solely as agent and not in a ministerial capacity, and its duties shall be determined solely by the provisions hereof, and no implied duties or obligations shall be read into this Agreement against the Warrant Agent. The Warrant Agent shall not be liable for anything that it may do or refrain from doing in good faith in connection with this Agreement except for its own gross negligence or willful misconduct or bad faith.

     SECTION 7.13.      Appointment and Acceptance of Agency. The Company hereby appoints the Warrant Agent to act as agent for the Company in respect of the Warrants and Warrant Certificates upon the terms and conditions set forth herein and in the Warrant Certificates. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth. The Warrant Agent shall have the powers and authority specifically granted to and conferred upon it in the Warrant Certificates and hereby.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

     SECTION 8.01.      Amendments, etc.

     (a)      Notwithstanding the provisions of subsection (b) below, the Warrant Agent may, without the consent or concurrence of the registered holders of the Warrants, enter into one or more supplemental agreements or amendments with the Company for the purpose of evidencing the rights of Warrant holders upon any consolidation, merger, sale, transfer, reclassification, liquidation or dissolution pursuant to Section 4.04 hereof, making any changes or corrections in this Agreement that are required to cure any ambiguity, to correct or supplement any provision contained herein that may be defective or inconsistent with any other provision herein or any clerical omission or mistake or manifest error herein contained, or making such other provisions in regard to matters or questions arising under this Agreement as shall not adversely affect the interests of the holders of the Warrants or be inconsistent with this Agreement or any supplemental agreement or amendment.

     (b)      With the consent of the registered holders of at least a majority in number of the Warrants at the time outstanding, the Company and the Warrant Agent may at any time and from time to time by supplemental agreement or amendment add any provisions to or change in any manner or eliminate any of the provisions of this Agreement or of any supplemental agreement or modify in any manner the rights and obligations of the Warrant holders and of the Company; provided, however, that no such supplemental agreement or amendment shall, without the consent of the registered holder of each outstanding Warrant affected thereby, (1) alter the provisions of this Agreement so as to affect adversely in any material respect the terms upon which the Warrants are exercisable; or (2) reduce the number of Warrants outstanding the consent of whose holders is required for any such supplemental agreement or amendment; provided, further, however, that it is understood and agreed that the provisions contained in the last sentence of Section 4.01(b) and Section 4.01(d) may be amended or waived with the consent of the registered holders of at least a majority in number of the Warrants at the time outstanding.

     (c)      Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms in this Section, the Warrant Agent shall execute such supplement or amendment. Notwithstanding any other provision hereof, the Warrant Agent’s consent must be obtained regarding any amendment or supplement pursuant to this Section 8.01 that alters the Warrant Agent’s Warrants or duties.

     SECTION 8.02.      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     SECTION 8.03.      Notices. Any notice or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given or made if sent by mail first-class, postage prepaid or by facsimile, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

IMPSAT Fiber Networks, Inc.
Elvira Rawson de Dellepianne 150
11th Floor
C1107BCA Buenos Aires Argentina
Attention: Chief Executive Officer
Fax: 5411-5170-3518

     Any notice or demand authorized by this Agreement shall be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given or made if sent by mail first class, postage prepared or by facsimile, addressed (until another address is filed in writing by the Warrant Agent with the Company and provided in writing to the registered holders of the Warrants), as follows:

The Bank of New York
101 Barclay Street, Floor 11E
New York, New York 10286
Attention: Stock Transfer Department
Fax: 212-815-6979

     Any notice of demand authorized by this Agreement to be given or made to the holder of any Warrants shall be sufficiently given or made if sent by first-class mail, postage prepaid to the last address of such holder as it shall appear on the Warrant Register.

     SECTION 8.04.      Applicable Law. The validity, interpretation and performance of this Agreement and of the Warrant Certificates shall be governed by and construed in accordance with the laws of the state of New York, without regard to principles of conflicts of law. The parties hereto hereby waive the right to a jury trial in any action arising out of this Agreement. Any dispute arising out of this Agreement shall be litigated in the borough of Manhattan, New York City, New York, and the parties hereby submit to the nonexclusive jurisdiction of such courts and acknowledge that such courts are a convenient forum.

     SECTION 8.05.      Benefits of this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any Person other than the Company, the Warrant Agent and the holders of the Warrants any right, remedy or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise or agreement hereof, and all covenants, conditions, stipulations, promises and agreements in this Agreement contained shall be for the sole and exclusive benefit of the Company, the Warrant Agent and their successors and assigns and of the holders of the Warrants.

     SECTION 8.06.      Registered Warrant Holders. Prior to due presentment for registration of transfer, the Company and the Warrant Agent may deem and treat the Person in whose name any Warrants are registered in the Warrant Register as the absolute owner thereof for all purposes whatever (notwithstanding any notation of ownership or other writing thereon made by anyone other than the Company or the Warrant Agent) and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary or be bound to recognize any equitable or other claim to or interest in any Warrants on the part of any other Person and shall not be liable for any registration of transfer of Warrants that are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary unless made with actual knowledge that a fiduciary or nominee is committing a breach of trust in requesting such registration of transfer or with such knowledge of such facts that its participation therein amounts to bad faith. The terms “Warrant holder” and “holder” of any Warrants and all other similar terms used herein shall mean such Person in whose name Warrants are registered in the Warrant Register.

     SECTION 8.07.      Inspection of Agreement. A copy of this Agreement shall be available at all reasonable times for inspection by any registered Warrant holder at the designated office of the Warrant Agent. The Warrant Agent may require any such holder to submit his, her or its Warrant Certificate (or a proper affidavit or other evidence satisfactory to the Warrant Agent of the loss, theft, mutilation or destruction of such Warrant Certificate) for inspection by it before allowing such holder to inspect a copy of this Agreement.

     SECTION 8.08.      Headings. The Article and Section headings herein are for convenience only and are not a part of this Agreement and shall not affect the interpretation thereof.

     SECTION 8.09.      Counterparts. The Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original.

SIGNATURE PAGE TO
WARRANT AGREEMENT

     IN WITNESS WHEREOF, this Agreement has been duly, executed by the parties hereto as of the day and year first above written.

IMPSAT FIBER NETWORKS, INC.

By:

Name:
Title:

THE BANK OF NEW YORK
As Warrant Agent

By:

Name:
Title:

EXHIBIT A     Form of Warant Certificate

No. [ ]-[ ]	Warrants

VOID AFTER MARCH [      ], 2011

THE ISSUANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR PURSUANT TO THE SECURITIES LAWS OF ANY STATE, AND SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND THE RULES AND REGULATIONS THEREUNDER OR AN EXEMPTION THEREFROM AND FROM ANY APPLICABLE STATE SECURITIES LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE THE BENEFITS OF A REGISTRATION RIGHTS AGREEMENT DATED AS OF MARCH 25, 2003, AMONG THE COMPANY, IMPSAT S.A., THE HOLDERS LISTED ON EXHIBIT A THERETO AND SUCH OTHER PARTIES WHO MAY BE MADE A SIGNATORY THERETO FROM TIME TO TIME, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

WARRANTS TO PURCHASE COMMON STOCK
OF IMPSAT FIBER NETWORKS, INC.

     IMPSAT FIBER NETWORKS, INC., a Delaware corporation (hereinafter called the “Company”), for value received, hereby certifies that or registered assigns, is the owner of the number of Warrants set forth above, each of which represents the right, at any time commencing on the Initial Exercise Date (as such term is defined in the Warrant Agreement (as hereinafter defined)) and before 5:00 p.m., New York time, on March [     ], 2011 on which date such Warrants expire, initially to purchase, subject to the terms hereof and of the Warrant Agreement (as hereinafter defined), one share of Common Stock per Warrant, par value $.01 per share, of the Company (hereinafter called the “Common Stock”) at the price of $15.00 per share (the “Warrant Price”), subject to the terms and conditions hereof and of the Warrant Agreement, each such purchase to be made, and to be deemed effective for the purpose of determining the date of exercise, only upon surrender hereof to the Company at the Warrant Agent’s Office, with the Election to Exercise Form on the reverse hereof duly completed and signed, and upon payment in full to the Warrant Agent for the account of the Company of the Warrant Price (a) in cash (including by wire transfer to an account designated by the Company), (b) by certified or official bank check, (c) by Cashless Exercise (as defined below) if otherwise in compliance with applicable law, or (d) by any combination of the foregoing, and upon compliance with and subject to the conditions set forth herein and in the Warrant Agreement, including satisfaction of any necessary filing requirements under the HSR Act. For purposes of this Warrant, a “Cashless Exercise” shall mean an exercise of a Warrant in accordance with the immediately following two sentences. To effect a Cashless Exercise, the holder may exercise a Warrant or Warrants without payment of the Warrant Price in cash by surrendering such Warrant or Warrants (represented by one or more Warrant Certificates) and in exchange therefor, receiving such number of shares of Common Stock equal to the product of (1) that number of shares of Common Stock for which such Warrant or Warrants are exercisable and which would be issuable in the event of an exercise with full payment in cash of the Warrant Price and (2) the Cashless Exercise Ratio. The “Cashless Exercise Ratio” shall equal a fraction, the numerator of which is the excess of the current market price per share of Common Stock on the date of exercise (as determined pursuant to Section 4.01(e) of the Warrant Agreement) over the Warrant Price per share of Common Stock as of the date of exercise and the denominator of which is the current market price per share of Common Stock on the date of exercise (as determined pursuant to Section 4.01(e) of the Warrant Agreement). Upon surrender of a Warrant Certificate representing more than one Warrant in connection with the holder’s option to elect a Cashless Exercise, such holder must specify the number of Warrants for which such Warrant Certificate is to be exercised (without giving effect to the Cashless Exercise). All provisions of the Warrant Agreement shall be applicable with respect to a Cashless Exercise of a Warrant Certificate for less than the full number of Warrants represented thereby. Capitalized terms that are not otherwise defined herein shall have the meanings ascribed to them in the Warrant Agreement.

     The Warrant Price, the number of Warrant Shares and/or the number of Warrants outstanding, are subject to adjustment in certain events as provided in the Warrant Agreement. In the event the Company elects to adjust the number of Warrants outstanding in substitution for any adjustment in the number of Warrant Shares, the Company shall cause the Warrant Agent to distribute to holders of record of Warrant Certificates either Warrant Certificates evidencing any additional Warrants issuable pursuant to the adjustment or substitute Warrant Certificates to replace all outstanding Warrant Certificates in accordance with the provisions of the Warrant Agreement. The Company shall not be required to issue fractions of Warrants or Warrant Certificates evidencing fractional Warrants upon any such adjustment or otherwise, but the Company shall make adjustment in cash for any fraction of a Warrant which the registered holder of Warrants would have been entitled to receive upon such adjustment as provided in the Warrant Agreement.

     This Warrant Certificate is issued under and in accordance with the Warrant Agreement dated as of March 25, 2003 (herein called the “Warrant Agreement”), between the Company and The Bank of New York, as Warrant Agent, and is subject to and is to be construed in accordance with the terms and provisions of the Warrant Agreement, which terms and provisions are hereby incorporated by reference herein and made a part hereof. Every holder of this Warrant Certificate consents to all of the terms contained in the Warrant Agreement by acceptance hereof. A copy of the Warrant Agreement is available for inspection by the registered holder hereof at the office of the Warrant Agent at the following address:

The Bank of New York
101 Barclay Street, Floor 11E
New York, New York 10286
Attention: Stock Transfer Department
Fax: 212-815-6979

     The Company shall not be required upon the exercise of the Warrants represented hereby to issue fractions of shares of Common Stock, to distribute stock certificates that evidence fractional shares of Common Stock or to issue Warrant Certificates representing fractional Warrants, but shall make adjustment in cash for any fraction of a share as provided in the Warrant Agreement. If the Warrants represented hereby shall be exercised in part, the registered holder hereof shall be entitled to receive, upon surrender hereof, another Warrant Certificate for the balance of the number of whole Warrants not exercised as provided in the Warrant Agreement.

     Commencing on the day after the Distribution Date, this Warrant Certificate may be exchanged by any holder thereof either separately or in combination with other Warrant Certificates at the Warrant Agent’s Office for new Warrant Certificates representing the same aggregate number of Warrants evidenced by the Warrant Certificate or Warrant Certificates exchanged, upon surrender of this Warrant Certificate and upon compliance with and subject to the conditions set forth herein and in the Warrant Agreement.

     Commencing on the day after the Distribution Date, this Warrant Certificate is transferable at the Warrant Agent’s Office by the registered holder hereof in person or by such holder’s attorney duly authorized in writing, upon surrender of this Warrant Certificate and upon compliance with and subject to the conditions set forth herein and in the Warrant Agreement. Upon any such transfer, a new Warrant Certificate or new Warrant Certificates of different denominations, representing in the aggregate a like number of Warrants, will be issued to the transferee. Every holder of Warrants, by accepting this Warrant Certificate, consents and agrees with the Company, the Warrant Agent and with every subsequent holder of this Warrant Certificate that until due presentation for the registration of transfer of this Warrant Certificate on the Warrant Register maintained by the Warrant Agent, the Company and the Warrant Agent may deem and treat the Person in whose name this Warrant Certificate is registered as the absolute and lawful owner for all purposes whatsoever and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

     The Company is authorized by the Warrant Agreement to suspend the exercise of all Warrants for any period during which any shares of Common Stock reserved for exercise of Warrants require, under any federal or state law or rule or regulation of any national securities exchange or market, registration with or approval of any governmental authority or listing on any national securities exchange or market and such registration, approval or listing is not in effect.

     Nothing contained in the Warrant Agreement or in this Warrant Certificate shall be construed as conferring on the holder of any Warrants or such holder’s transferee any rights whatsoever as a stockholder of the Company.

     This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

     The Warrant Agreement and each Warrant Certificate, including this Warrant Certificate, shall be deemed a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

     IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed under its corporate seal.

     Dated:          , 2003

IMPSAT FIBER NETWORKS, INC.

[CORPORATE SEAL]

By:

Name:
Title:

ATTEST:

By

Name:
Title:

COUNTERSIGNED
THE BANK OF NEW YORK
as Warrant Agent

Date of Countersignature:	By:

Authorized Signatory

ELECTION TO EXERCISE

(To be executed upon exercise of Warrant)

To IMPSAT FIBER NETWORKS, INC.:

     The undersigned hereby irrevocably elects to exercise      of the Warrants represented by the within Warrant Certificate and to purchase thereunder the shares of Common Stock issuable upon exercise of such Warrants, as provided for therein, and tenders herewith payment of the purchase price in full as follows: $     in the form of cash or a certified or official bank check and the remainder of such purchase price to be paid in the form of surrender of Warrants pursuant to a Cashless Exercise (as defined in the Warrant Agreement) for      shares of Common Stock at the current Cashless Exercise Ratio.

     Please issue a certificate or certificates for such shares of Common Stock in the name of, and pay any cash for any fractional share to:

PLEASE INSERT SOCIAL SECURITY OR	Name:
OTHER IDENTIFYING NUMBER OF
ASSIGNEE		(Please Print Name and Address)
Address

Signature

NOTE:	The above signature should correspond exactly with the name on the face of this Warrant Certificate or with the name of assignee appearing in the assignment form below. In the event of any assignment, the Warrant Agent may require evidence of payment of any applicable transfer taxes.

AND, if said number of shares shall not be all the shares purchasable under the within Warrant Certificate, a new Warrant Certificate is to be issued in the name of said undersigned for the balance remaining of the Warrants represented by the within Warrant Certificate less any fraction of a Warrant paid in cash.

Dated:          , 20

THE SIGNATURES) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION, (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO RULE 17Ad-15 OF THE SECURITIES AND EXCHANGE COMMISSION.

ASSIGNMENT

(To be executed only upon assignment of Warrant Certificate)

     For value received the Assignee named below all of the rights of the undersigned represented by the within Warrant Certificate, with respect to the number of Warrants set forth below:

Name of Assignee	Address	No. of Warrants

together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                attorney, to transfer said Warrant Certificate on the books of the within-named Company, with full power of substitution in the premises.

Dated:            , 20

NOTE:	The above signature should correspond exactly with the name on the face of this Warrant Certificate.

Signature guaranteed:

THE SIGNATURES) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION, (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO RULE 17Ad-15 OF THE SECURITIES AND EXCHANGE COMMISSION.